NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	February 5, 2009

Phone: 419-891-6417

E-mail: gary—smith@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Full Year Earnings Of $1.79 Per Diluted Share

MAUMEE, OHIO, FEBRUARY 5, 2009—The Andersons, Inc. (Nasdaq: ANDE), today announced full year net income of $32.9 million, or $1.79 per diluted share, on $3.5 billion of revenues. In 2007, the company’s full year net income was $68.8 million, or $3.75 per diluted share, and total revenues were $2.4 billion. These prior year results included $7.7 million in net after-tax one time gains, or $0.42 per diluted share. The full year results were heavily influenced by significant pre-tax inventory and contract adjustments of $97.2 million within the Plant Nutrient Group. The fourth quarter loss was $33.4 million, or $1.85 per diluted share, and total revenues were $770 million. In the same three month period of 2007, the company reported record net income of $23.5 million, or $1.28 per diluted share, on revenues of $785 million. The company will continue to monitor the fertilizer markets and could further adjust the value of its year end inventory if significant price appreciation or depreciation occurs prior to the company’s 10K filing at the end of February. Recent fertilizer market prices have stabilized, and it is believed that the company has accounted for the majority, and possibly all, of the inventory adjustments.

“Although our full year earnings could be viewed as respectable versus history, since they are our third best historical performance, this is overshadowed by the fact that I am deeply disappointed in our fourth quarter results -— we could have done better,” said President and Chief Executive Officer Mike Anderson. “The decline in our results was largely a result of inventory and contract adjustments within our Plant Nutrient Group. I want our shareholders to know that we are taking a hard look at the risk management processes in that group and fully intend to make improvements that we believe will reduce the likelihood of similar events in the future.”

The Grain & Ethanol Group’s 2008 operating income was $43.6 million on revenues of $2.4 billion. This compares to the income record set in 2007 of $65.9 million on revenues of $1.5 billion. This year’s revenues included $866 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures, for which it receives a fee. Total revenues for the group have increased this year due to a considerable increase in both the volume and price of grain sold, and to an increase in the gallons of ethanol sold. The group’s grain business benefited from higher gross profit on grain sales, and higher space and fee income; however, these were offset by higher expenses, primarily interest and bad debt reserves. Income from the ethanol business declined $14.5 million in 2008, due to the combined performance of the company’s equity investments in three ethanol limited liability companies and a $4.1 million reduction in development fee income. The majority of the ethanol business differential occurred in the second half of the year. Full year income from the group’s investment in Lansing Trade Group was $6.5 million lower than 2007, due to the company’s $5.5 million share of Lansing Trade Group’s fourth quarter loss. At the end of the third quarter, the income from this investment was well ahead of the prior year; however, during the fourth quarter Lansing Trade Group recorded significant reserves due to several counterparty exposures that took their otherwise profitable quarter to a loss. Lansing Trade Group is adequately reserved for these items as of the end of the year. For the fourth quarter, the Grain & Ethanol Group’s operating income was $11.9 million, in contrast to $30.1 million earned in the same three month period last year. This fourth quarter decrease was due to the aforementioned income decreases in the ethanol business and Lansing Trade Group, which were then partially offset by considerable space income in the grain business. Total revenues for the fourth quarter were $565 million; in comparison, the group’s revenues for the same period last year were $548 million.

The Rail Group’s operating income for 2008 was $19.8 million, which is up slightly from the $19.5 million earned in 2007. The quality of earnings during 2008 improved significantly as gains from railcar sales were down $4.1 million this year. Revenues of $134 million for the year were up from $130 million in the prior year. The group grew the rail fleet by 5 percent during 2008, including the addition of 43 locomotives and ended the year with approximately 23,800 cars and locomotives. The group’s average lease rates are slightly lower. The average utilization rate (the percentage of the fleet’s railcars in service) for 2008 was 92.7 percent, which was up just slightly from the prior year. Due to reduced rail traffic, however, utilization rates for the fourth quarter decreased to 91.1 percent. Gross profit from the leasing business was higher due to wider relet spreads and growth in the size of the fleet. Additionally, both the railcar repair and manufacturing businesses experienced significant increases in gross profit during the year. The Rail Group generated $3.3 million in operating income in the fourth quarter on $28 million of revenues. In 2007, operating income for the same three month period was $3.8 million on similar revenues.

The Plant Nutrient Group ended the year with an operating loss of $12.3 million. This loss resulted from $97.2 million of lower of cost or market adjustments made to reduce inventory values to the current market value and recognize losses on purchase commitments caused by sharp declines in the fertilizer market. In 2007, the group had an operating income of $27.1 million. Revenues for 2008 and 2007 were $653 million and $466 million, respectively. Revenues were up significantly this year due to increased pricing in the fertilizer market, even though volume for the year was actually down close to 20 percent. Prior to the fourth quarter, volumes for the year were only slightly behind the prior year; however, volume during the fourth quarter dropped by 50 percent. For the fourth quarter, the group’s operating loss was $74.5 million on $112 million of revenues. The quarter was impacted by the aforementioned volume decrease and significant inventory adjustments of $84.1 million. Last year the group’s operating fourth quarter income was $8.7 million on revenues of $140 million.

The Turf & Specialty Group’s full year operating income was $2.3 million on $119 million of revenues. In 2007, the group had operating income of $0.1 million, and total revenues were $104 million. The 2008 results are attributable to the group’s successful focus on value added proprietary products, such as Contec DG®, which is a growth area for the group. Turf products tonnage increased slightly from year to year, however, gross profit per ton increased considerably. The cob business earnings this year were higher than in 2007, despite a corn cob inventory fire at the Delphi facility at the end of the year that led to increased expenses. The group incurred an operating loss of $1.1 million in the fourth quarter on $20 million of revenues. Last year, its operating loss was $0.8 million for the same period, and revenues were $19 million.

Total sales for the Retail Group were $173 million in 2008, or 4 percent below the 2007 total of $180 million. The group reported operating income of $0.8 million this year. In 2007, the group reported operating income of $0.1 million, which included a $1.9 million impairment charge on certain retail assets. The group continues to be impacted by the weakness in the overall economy and resulting reduced consumer spending. The Retail Group’s fourth quarter operating profit was $1.0 million on $46 million of revenues. Last year, which includes the impairment, the operating loss was $0.6 million, and total revenues were $50 million in the same three month period.

“Clearly our full year earnings were heavily influenced by the results within our Plant Nutrient Group,” Mr. Anderson stated. “The reduced earnings were also partially attributable to the economics in the ethanol industry and reduced income from our investment in Lansing Trade Group,” Mr. Anderson added. “On a positive note, both our Grain Division and Rail Group had great years. Also, our propriety product strategy within the Turf & Specialty Group is proving to be successful. In addition, we made wise and timely decisions early in the year to improve the capital structure and liquidity of the Company.”

The company will host a webcast on Friday, February 6, 2009 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 12 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Twelve Months ended
	December 31		December 31
(in thousands, except for per share amounts)	2008	2007	2008	2007

Sales and merchandising revenues	$770,065	$784,634	$3,489,478	$2,379,059
Cost of sales and merchandising revenues	757,839	709,957	3,231,649	2,139,347

Gross profit	12,226	74,677	257,829	239,712

Operating, administrative and general expenses	44,586	49,499	181,520	166,486
Allowance for doubtful accounts receivable	5,808	2,165	8,710	3,267
Interest expense	6,099	5,662	31,239	19,048
Other income / gains:
Equity in earnings of affiliates	(11,768)	14,689	4,033	31,863
Other income, net	(148)	2,591	6,170	21,731
Minority interest in net (income) loss of subsidiary	1,215	291	2,803	1,356

Income before income taxes	(54,968)	34,922	49,366	105,861
Income taxes	(21,579)	11,430	16,466	37,077

Net income	$(33,389)	$23,492	$32,900	$68,784

Per common share:
Basic earnings	$(1.85)	$1.31	$1.82	$3.86

Diluted earnings	$(1.85)	$1.28	$1.79	$3.75

Dividends paid	$0.0850	$0.0775	$0.3250	$0.2200

Weighted average shares outstanding-basic	18,094	17,928	18,068	17,833

Weighted average shares outstanding-diluted	18,250	18,320	18,363	18,326

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31	December 31
(in thousands)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$81,682	$22,300
Restricted cash	3,927	3,726
Accounts receivable, net	130,091	106,257
Margin deposits, net	13,094	20,467
Inventories	436,920	502,904
Commodity derivative assets — current	84,919	205,956
Other current assets	105,329	43,281

Total current assets	855,962	904,891

Investments and other assets	153,488	137,518
Commodity derivative assets	3,662	29,458
Railcar assets leased to others (net)	174,132	153,235
Property, plant and equipment (net)	121,529	99,886
	$1,308,773	$1,324,988

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$—	$245,500
Commodity derivative liabilities — current	67,055	122,488
Other current liabilities	458,208	359,224

Total current liabilities	525,263	727,212

Deferred items and other long-term liabilities	80,687	49,631
Commodity derivative liabilities	3,706	2,090
Long-term debt non-recourse	40,055	56,277
Long-term debt	293,955	133,195
Minority interest	11,694	12,219
Shareholders’ equity	353,413	344,364
	$1,308,773	$1,324,988

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended December 31, 2008
Revenues from external customers	$565,189	$27,552	$111,521	$20,116	$45,687	$—	$770,065

Gross Profit	45,359	7,795	(59,815)	5,336	13,551	—	12,226

Other income / Equity in earnings of affiliates	(11,789)	(76)	167	181	259	(658)	(11,916)

Operating income (loss)	11,917	3,318	(74,457)	(1,064)	1,015	4,303	(54,968)

Quarter ended December 31, 2007
Revenues from external customers	$548,222	$27,681	$140,258	$18,921	$49,552	$—	$784,634

Gross Profit	32,399	8,143	15,328	4,747	14,060	—	74,677

Other income / Equity in earnings of affiliates	16,190	273	103	58	373	283	17,280

Operating income (loss)	30,077	3,803	8,692	(785)	(636)	(6,229)	34,922

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Year ended December 31, 2008
Revenues from external customers	$2,411,144	$133,898	$652,509	$118,856	$173,071	$—	$3,489,478

Gross Profit	110,954	37,055	33,990	24,704	51,126	—	257,829

Other income / Equity in earnings of affiliates	8,778	526	899	446	692	(1,138)	10,203

Operating income (loss)	43,587	19,782	(12,325)	2,321	843	(4,842)	49,366

Year ended December 31, 2007
Revenues from external customers	$1,498,652	$129,932	$466,458	$103,530	$180,487	$—	$2,379,059

Gross Profit	79,367	37,040	50,602	19,738	52,965	—	239,712

Other income / Equity in earnings of affiliates	43,591	1,038	909	438	840	6,778	53,594

Operating income (loss)	65,934	19,505	27,055	95	139	(6,867)	105,861